EX-10.5
              AMENDMENT TO CONSULTING SERVICES AGREEMENT

                    INTERMEDIA VIDEO MARKETING CORP.
                  16430 Ventura Boulevard - Suite 306
                        Encino, California 91436
                Tel: (818) 981-9031  - Fax (818) 788-3549


August 30, 1999


Mr. Howard A. Foote
President & CEO
Platforms International Corporation
466 Orange Street - Suite 328
Redlands. California 92374

RE: Formal Amendment Agreement and addendum to Platforms InterMedia April 6, 1998 Original Agreement.

Dear Howard,

Pursuant to our Amendment Agreement dated February 22, 1999, and our telephone conversations, regarding our Agreement of April 6, 1998, as modified by formal Amendment Agreements dated February 24, 1999, and March 25, 1999, and Platforms' continuing inability to fulfill its obligations under the terms and conditions of said Agreements (the issuance of Platforms International Corporation free-trading common stock, and the payment of money due and owing to InterMedia), we are submitting this updated Amendment Agreement to formally memorialize, document, and set forth the terms and conditions under which InterMedia and its principals shall continue to render consulting services to Platforms. It is understood that the terms and conditions set forth in this Amendment Agreement comprise formal and binding modifications to the original Agreement between Platforms and InterMedia, dated April 6, 1998, as modified by formal Amendment Agreements dated February 24, 1999, March 25, 1999, and this Agreement, dated August 30, 1999. All other covenants, provisions, terms and conditions of the April 6, 1998 original Agreement, including indemnification provisions, continue to be applicable, enforceable, and in full force and effect.

1.  MARKETING CONSULTING SERVICES: (SECTION-1):

Pursuant to our discussions and oral agreements, this document shall serve to memorialize and formalize your statements of complete and full satisfaction with InterMedia's performance, and the discharge of its duties and obligations under the terms and conditions of the original Agreement dated April 6, 1998, as modified by formal Amendment Agreements dated February 24, 1999, March 25, 1999, and August 30, 1999. Accordingly, you hereby acknowledge and agree that InterMedia has completed all of its engagement duties and obligations, as required by the terms and conditions of the Agreement, and as directed and approved by the President of Platforms International Corporation, pursuant to the terms and conditions of said Agreement.

2.  TERM OF AGREEMENT EXTENSION (SECTION- 6):

Pursuant to our discussions and verbal agreements, this document shall serve to document, memorialize, and formalize your request for a ONE (1) YEAR Term Extension of our Engagement from the original termination date of June 30, 1999 to June 30, 2000, in accordance with Section 6 of our original Agreement. As previously discussed, agreed, and set forth in our Amendment Agreement dated February 24, 1999, the fee for the one-year extension shall be TWO MILLION, TWO HUNDRED AND FIFTY THOUSAND (2,250,000) SHARES of Platforms International Corporation free trading common stock, less ONE MILLION (1,000,000) SHARES received on November 13, 1998, plus the reimbursement of operational expenses incurred in the normal course of business to support Platforms operations. This Term of Agreement Extension Amendment is hereby incorporated into the original Agreement of April 6, 1998 and made an integral part thereof by reference. Under the Term Extension Agreement, special corporate development and marketing emphasis shall be placed on: (i) reinforcing our strategic marketing position with Americel S.A.; (ii) developing strategic key account relationships with major telecommunications service providers in Brazil; (iii) developing strategic alliances with prominent, international telecommunications systems integrators; (iv) applying for ANATEL and DAC operating licenses for Brazil; (iv) assisting in the coordination of the ARC System ALPHA and BETA System Demonstration Tests in the U.S.A. and Brazil, respectively; (v) developing and negotiating short term financing and capitalization sources to finance the acquisition of a high-performance aircraft to conduct the System demonstration tests;
(vi) developing and negotiating short term financing and capitalization sources to fund the ALPHA and BETA Test System Demonstrations; (vii) directing and coordinating the team effort to:
(a) complete the certified audit of Platforms' books; (b) produce SEC-compliant certified financial statements; (c) assist corporate counsel to file Form 10-SB or SB-2 with the SEC to make Platforms a fully-reporting corporation; (d) produce stockholders' proxy letter to solicit authorization to reorganize and restructure the company's capital structure, by increasing the Authorized shares of capital stock from forty million shares to one hundred million shares; (e) organize and conduct the Platforms Stockholders' Meeting event; (f) produce the Stockholders' Annual Report; and (g) produce company press kits and a video of significant corporate events. Performance of tasks outlined above shall depend on operating capital availability, and the task priorities assigned and set forth by the President of Platforms.

3.  INTERMEDIA PERFORMANCE CONSIDERATIONS:

Pursuant to our discussions and verbal agreements, this document shall also serve to document, memorialize, and formalize our understanding that, as of the date of this Amendment Agreement, InterMedia has successfully completed and delivered the two most important mandates of its marketing consulting services assignment:

A. To develop an ARC System customer in Brazil. The successful sign-up of the most prestigious cellular telecommunications service provider in Brazil, AMERICEL S.A., as the first ARC System potential customer and BETA Test Site international showcase installation, with a customer-stated requirement of 15 to 25 ARC System sites throughout Brazil, at approximately $20 to $25 million per site, fully delivers on InterMedia's marketing commitment, beyond everyone's expectations. With ALPHA and BETA Test demonstrations of the ARC System for
AMERICEL S.A. scheduled for September and November/December 1999, in the U.S. and Brazil, respectively, the successful completion and closure of the Americel ARC System Purchase Agreement is now up to Platforms' technical and financial ability to deliver its airborne, wireless telecommunications capabilities, as represented to the customer.

B. To develop and deliver a comprehensive Corporate Business Plan for Platforms' PICTEL Division, to package and capitalize on the marketing momentum established in Brazil. The complete Corporate Business Plan developed by InterMedia for Platforms (800 pages +) includes the business and statistical information on Platforms and its competitive markets, as well as strategic and tactical corporate development plans, marketing and sales strategies, market characteristics and specific target markets, as well as the business and financial infrastructure of the company. The Plan was developed as a comprehensive documentation of Platforms' corporate capabilities, and as the critical tool required to: (i) properly present the company to the investment community and potential strategic business partners; and (ii) provide the essential tool required to conduct operating capital raise activities.

C. InterMedia has also successfully procured the involvement of ADC Telecommunications as the ARC System Deployment Project Manager, and the potential System Integrator and worldwide product marketing and distribution strategic partner. In addition, InterMedia is materially assisting Platforms in its short-term and long-term financing and capitalization efforts, as well as in numerous other strategic support assignments, including the acquisition of a high-performance mission aircraft, the development of instrumental investment banking, underwriting, and major investor relations, the recruitment of key company personnel, as well as the retainer of corporate and SEC certified public accountants, corporate attorneys, and the recruitment of Morrison & Foerster, specifically Maren Nelson, Esq., to manage the company's response to the SEC investigation.

D. InterMedia and its individual principals continue to work diligently on the development of a sound corporate infrastructure for Platforms, with particular emphasis on short and long term corporate financing and capitalization programs, and the reorganization and restructure of the company's capital structure to provide the internal equity capitalization required to continue and expand corporate operations.

E. InterMedia and its individual principals continue to make substantial financial investments toward the development and support of strategic marketing and sales activities, with particular emphasis on Brazil. The consulting services outlined above have been performed for Platforms by InterMedia without current compensation, due to Platforms' continuing inability to issue stock or pay for the services rendered. InterMedia continues to invest its human and financial resources heavily to support Platforms marketing operations, and this Amendment Agreement formalizes the verbal discussions and agreements related to the stock and financial compensation due and owing to InterMedia and its Principals for those services and investments, through July 31, 1999.

F. As set forth in the Amendment Agreement dated February 24, 1999, in exchange for, and as consideration for InterMedia and William C. Martin directing and underwriting the cost of marketing and sales operations in Brazil, and subsequently producing a prestigious potential customer for the ARC System, Platforms granted to InterMedia and William C. Martin in said Agreement: (i) a joint and several ownership interest in Platforms' Airborne Relay Communications "ARC" System Technology; and (ii) exclusive, proprietary ownership of any and all revenues resulting from sales of the ARC System in Brazil. This Amendment Agreement ratifies the security interest granted to InterMedia and William C. Martin in the Amendment Agreement of February 24, 1999, as security collateral for the issuance of all shares of Platforms common stock and money due and owing to InterMedia and William C. Martin.

G. Upon issuance of all Platforms free-trading shares of common stock due and owing to InterMedia and its principals, and the payment of all unreimbursed costs and expenses incurred by InterMedia on behalf of Platforms, InterMedia and its Principals hereby agree to release and relinquish: (i) their joint and several proprietary security interest rights in the Airborne Relay Communications "ARC" System; and (ii) their exclusive proprietary rights to any and all revenues generated through the sale of ARC System Licenses in Brazil, in favor of Platforms.

H. In the event Platforms International Corporation fails to issue the subject shares of Platforms stock and pay the money due and owing to InterMedia, in accordance with the stock issuance trigger events and/or deadline dates set forth in this Agreement, InterMedia shall, at its sole discretion: (1) exercise its joint and several ownership title to the Airborne Relay Communications "ARC" System Technology to market, sell outright, and/or use it at its sole discretion; (2) continue its ARC System marketing efforts in Brazil and keep all Telecom service business revenues and profits generated from the sale and/or lease of the ARC System in Brazil or in any other part of the world; and (3) collect liquidated damages from Platforms International Corporation, and/or any of its subsidiaries and/or affiliate companies, in an amount equal to the unreimbursed costs and expenses incurred by InterMedia on behalf of Platforms, plus the current market value of the shares of PLFM stock due to InterMedia and its principals as of the effective date of this Agreement, or the prevailing market value of the stock as of the actual collection date, whichever is greater.

4.  PLATFORMS COMMON STOCK COMPENSATION:

The Platforms common stock compensation due and owing to InterMedia and its Principals for services rendered through July 31, 1999, including a term extension agreement that extends the expiration date of InterMedia's Consulting Services Agreement to June 30, 2000, is as follows:

A. Total Stock (Free Trading) Compensation due to InterMedia, through February 28, 1999, as agreed to and set forth in Amendment Agreement dated February 24, 1999: 6,750,000 Shares.

B. Additional Stock (Free Trading) Compensation due through July 31, 1999, reflecting compensation for: (i) continued financing of Brazil operational and Marketing activities; (ii) the sign-up of a major Telecom service provider, customer in Brazil, and (iii) major corporate contributions, as set forth in Section III, above:
2,500,000 Shares.

C.  Additional Stock (Free Trading) Compensation due to InterMedia
For: (i) research, compilation, and preparation of comprehensive
Corporate Business Plan for Platforms; and (ii) negotiating and raising short term capital to fund acquisition/lease/rental of high-performance aircraft and ALPHA Test equipment/services/operations, and deployment: 2,750,000 Shares.

TOTAL  12,000,000 Shares *

D. All shares of Platforms International Corporation common stock payable to InterMedia under the terms and conditions of this Agreement are subject to dilution in accordance with the forthcoming plan of corporate capitalization reorganization and restructure.

E. The shares of Platforms International Corporation common stock to be issued to InterMedia, William C. Martin, and other members of the InterMedia staff under the terms and conditions of this Agreement, shall be "Free-trading" in the amount and to the extent permissible by law, through appropriate registration of such securities with the SEC.

F. The shares of Platforms International Corporation common stock due and owing to InterMedia and its Principals shall be issued as set forth in Section G, below, immediately upon completion of the Platforms corporate capital structure reorganization, or as soon as Platforms is in a position to issue the stock, but no later than November 15, 1999.

G. The shares of Platforms International Corporation common stock due and owing to InterMedia and its Principals shall be issued as set forth, below:

ISSUEE                                    NO. SHARES

InterMedia Video Marketing Corp.          2,250,000
William C. Martin                         4,500,000
Robert D. Perry                           2,250,000
Eleanor Mercado                           2,000,000
William Martin, Jr.                       1,000,000

TOTAL                                    12,000,000 Shares

H. The shares of Platforms common stock to be issued to InterMedia and its individual principals, as set forth in Section IV-G, above, when issued, shall satisfy and extinguish all Platforms' stock compensation obligations due to InterMedia and its principals.

I. The shares of Platforms International Corporation common stock to be issued to InterMedia and its principals, as set forth in
Section IV-G, above, however, do not satisfy and extinguish the outstanding financial reimbursement obligation of Platforms International Corporation to William C. Martin, for out-of-pocket operating costs and expenses incurred on behalf of Platforms to support Platforms operations. The amount of unreimbursed operating costs and expenses due and owing by Platforms to William C. Martin as of July 31, 1999 is $268,043.00.

J. The shares of Platforms International Corporation common stock to be issued to InterMedia and its principals, as set forth in
Section IV-G, above, however, do not satisfy and extinguish the outstanding stock issuance obligation of Platforms, due and owing to financial underwriters and brokers for services rendered. As of the date of this agreement, the following number of PLFM shares of stock are due and owing to financial underwriters: (i) free trading stock:
135,000 shares; (ii) restricted stock: 250,000 shares.

5.  SALES COMMISSIONS AND INCENTIVE COMPENSATION-- SECTIONS- 2.1.2. AND 2.1.3.

With the achievement of a strategic alliance with AMERICEL S.A., one of the most prestigious Telecommunications Service Provider in Brazil, and the potential first ARC System customer and worldwide Beta Test showcase site, it is necessary to document, memorialize, and formalize verbal discussions, understandings, and agreements concerning InterMedia's incentive compensation Agreement, as it pertains to the AMERICEL marketing achievement, in accordance and compliance with the provisions of Sections 2.1.2. and 2.1.3. of the original April 6, 1998 Agreement.

A. TELECOMMUNICATIONS SERVICE PROVIDER -- SALES COMMISSION AGREEMENT (SECTION 2.1.2.)

In accordance with the terms and conditions of Section III, B-2 set forth in Amendment Agreement dated February 24, 1999, InterMedia surrendered and relinquished its rights to a FIVE to TEN (5% to 10%) PERCENT of gross sales commission on all sales of ARC System Licenses in Brazil, as set forth in Section 2.1.2. of the April 6, 1998 original Agreement, as part of the consideration exchanged for a marketing fee of FIVE MILLION (5,000,000) SHARES of Platforms common stock.

B.  TELECOMMUNICATIONS SYSTEM INTEGRATOR - BULK SALE/TRANSFER
COMMISSION/BONUS AGREEMENT (SECTION 2.1.2. AND 2.1.3.)

In the event of a bulk transfer of any value from a TIC System Integrator to Platforms International Corporation and/or Howard A. Foote as a result of a strategic alliance, teaming arrangement, or any other form of cooperative business enterprise, InterMedia shall receive a TEN (10%) PERCENT incentive compensation share of the gross amount of any and all transactions resulting from such a transfer. Transfer of value, or transaction value, shall be defined as the total proceeds and other consideration paid or received or to be paid or received in connection with a transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation, cash, notes, securities, royalties, licensing fees, royalties/licensing fees advances, and other property, transfers made in installments, amounts payable under consulting agreements or agreements not to compete or similar arrangements, and contingent payments, as defined below and received by the company its employees, officers, agents, and/or its shareholders. Contingent payments shall be defined as the fair market value of consideration received by the Company, its employees, officers, agents, and/or its shareholders in the form of transaction completion bonuses, deferred payments, non-compete agreements, employment contracts, and/or other deferred performance-based or contingent payments. Payments of commissions, bonuses, and/or other forms of incentive compensation due to InterMedia as set forth under the teens and conditions of this Agreement shall be due and payable immediately upon receipt by Platforms, Howard A. Foote, or any of Platforms' divisions, subsidiaries, parent companies, affiliates, employees, officers, agents, or directors, of any and all transfers of value from the T/C System Integrator or any of its subsidiaries and/or affiliate companies or agents.

C.  CORPORATE MERGER, ACQUISITION, STRATEGIC ALLIANCE, OR BULK SALE

In the event of a merger, acquisition, buyout, or any transaction where possession and/or control of most of the assets and/or intellectual properties of Platforms are transferred to or taken over by another entity, InterMedia, and each and all of its principals, shall have the right, at their discretion, to have all or any part of their share holdings, or, if shares are pending issuance, in accordance with the terms and conditions of this Agreement, to have their actual shares of Platforms stock AND any shares of Platforms stock pending to be issued, bought by the acquiring or new control company at the higher of market price or market price plus the premium paid by the acquiring company for Platforms and/or the control of its assets and/or intellectual properties. Furthermore, since a takeover of Platforms terminates the long-term investment potential of InterMedia's stock holdings in Platforms, InterMedia and its principals shall be entitled to receive a bonus of TEN (10%) PERCENT of any and all gross proceeds generated by transactions that result in the transfer of any value to Platforms International Corporation and/or Howard A. Foote as a result of a strategic alliance, teaming arrangement, merger, acquisition, buyout, or any other form of joint business enterprise. Transfer of value, or transaction value, shall be defined as the total proceeds and other consideration paid or received or to be paid or received in connection with a transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation, cash, notes, securities, royalties, licensing fees, royalties/licensing fees advances, and other property, transfers made in installments, amounts payable under consulting agreements or agreements not to compete or similar arrangements, and contingent payments, as defined below and received by the company its employees, officers, agents, and/or its shareholders. Contingent payments shall be defined as the fair market value of consideration received by the Company, its employees, officers, agents, and/or its shareholders in the form of transaction completion bonuses, deferred payments, non-compete agreements, employment contracts, and/or other deferred performance-based or contingent payments. Payments of commissions, bonuses, and/or other forms of incentive compensation due to InterMedia as set forth under the terms and conditions of this Agreement shall be due and payable immediately upon receipt by Platforms, Howard A. Foote, or any of Platforms' divisions, subsidiaries, parent companies, affiliates, employees, officers, agents, or directors, of any and all transfers of value from the acquiring company or any of its subsidiaries and/or affiliate companies or agents. In the event Platforms and/or the acquiring company should fail to honor their obligations to InterMedia and its principals, as set forth in this Agreement, InterMedia shall, at its sole discretion: (1) exercise its joint and several ownership title to the Airborne Relay Communications "ARC" System Technology to market, sell outright, and/or use at its sole discretion: (2) continue its ARC System marketing efforts in Brazil and keep all Telecom service business revenues and profits generated from the sale or lease of the ARC System in Brazil and/or in any other part of tile world: and (3) collect liquidated damages from Platforms, and/or any of its subsidiaries and/or affiliate companies, in an amount equal to the unreimbursed costs and expenses incurred by InterMedia on behalf of Platforms, plus the current market value of the shares of PLFM stock due to InterMedia and its principals as of the effective date of this Agreement, or the prevailing market value of the stock as of the actual collection date, whichever value is greater.

6.  ENTIRE AGREEMENT:

This Amendment Agreement, dated August 30, 1999, is hereby incorporated and made an integral part of the original Agreement between the parties, dated April 6, 1998. This Amendment Agreement updates, formalizes, and records all verbal discussions and agreements, concerning the stock and financial compensation due and owing from Platforms to InterMedia and its principals through July 31, 1999. This Agreement replaces and supersedes any and all previous discussions and agreements, whether verbal or written, which apply, specifically, to: (i) the Term of the original Agreement, dated April 6, 1998; (ii) the stock and financial compensation due from Platforms to InterMedia and its principals up to and including July 31, 1999;
(iii) security collateral to ensure the payment of all shares of Platforms common stock and money due and owing by Platforms to InterMedia and its principals: (iv) updated due dates for issuance of stock and financial payments; (v) specific instructions for Platforms stock certificate issuances; and, (vi) outstanding, due and owing balances of both financial and stock compensation. All other covenants, agreements, terms and conditions of the original Agreement between Platforms and InterMedia, dated April 6, 1998, as modified by formal Amendment Agreements dated February 24, 1999, March 25, 1999, and August 30, 1999, including indemnification provisions, continue to be applicable, enforceable, and in full force and effect.

7.  REPRESENTATION BY COUNSEL:

The parties acknowledge that each of them has been represented in the preparation, negotiation and execution of this Agreement by independent legal counsel of their own choosing, that such independent legal counsel has explained the legal effect of this Agreement to them, and they fully understand each and every term, covenant, condition and provision of this Agreement.

8.  CONSTRUCTION:

This Agreement has been negotiated between the parties hereto and has been prepared in accordance with their joint instructions. To the extent that there is any uncertainty or ambiguity herein, neither party hereto shall be deemed to have caused it within the meaning of
Section 1654 of the California Civil Code.

9.  COUNTERPARTS:

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but which when taken together, including counterpart signature pages signed separately but by all of the parties in total, shall be deemed to constitute one and the same instrument.

10.  HEADINGS:

The titles and headings of the various sections of this Agreement are intended solely for reference convenience, and are expressly not intended to explain, modify or place any construction upon any of the terms or provisions of this Agreement.

11.  SEVERABILITY:

If any portion of this Agreement shall be determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining sections and portions of this Agreement shall, nevertheless, remain in full force and effect, with any such illegal, invalid or unenforceable portion being deemed deleted.

12.  WAIVERS:

No waiver or any breach of any covenant or provision contained herein by any party shall be deemed a waiver of any preceding or succeeding breach thereof or a waiver of any breach of any other covenant or provisions contained herein. Additionally, no extension of time for the performance of any obligation or act specified herein shall be deemed an extension of time for the performance of any other obligation or act contained herein.

13.  FURTHER ASSURANCES:

The parties hereto agree to execute such further documents and take such further actions as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.  SUCCESSORS AND ASSIGNS:

This Agreement and each and all of the covenants, terms, and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and his/her/their respective successors, assigns, employees, agents, attorneys, representatives, officers, directors, shareholders, partners, and insurers.

15.  SURVIVAL:

The covenants, agreements, representations contemplated by this Agreement and warranties contained herein shall survive the closing of the transaction

16.  TIME OF ESSENCE:

The parties hereto acknowledge that time is of the essence with respect to each and every term and provision of this Agreement, it being expressly understood, acknowledged and agreed by the parties hereto that each date and time specified herein for the performance of any term or provision of this Agreement has been the subject of specific discussion and negotiation between the parties hereto.

17.  NOTICES:

All notices or other communications provided for herein shall be in writing and shall be deemed validly given, when delivered personally or sent' by registered or express mail; postage prepaid, and, pending the designation of another address, addressed as follows:

A. IF TO PLATFORMS:

Howard A. Foote
President & CEO
Platforms International Corporation
466 Orange Street
Redlands, California 92374

B. IF TO INTERMEDIA (AND PRINCIPALS)

William C. Martin
President
InterMedia Video Marketing Corporation
16430 Ventura Boulevard, Suite 306
Encino, California 91436

C. SERVICE

Service of any such notice so made by mail shall be deemed completed on the day of actual delivery as shown by the addressees certification receipt or at the expiration of the third (3rd) day after the date of mailing, whichever is earlier in time. Any party hereto may, from time to time, by notice in writing upon the other party hereto as aforesaid, designate a different mailing address or a different person to whom all such notices or demands are thereafter to be addressed.

18.  PROFESSIONAL FEES:

Should any party hereto initiate any action or proceeding to enforce or interpret any term or provision of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover from the other party all costs and expenses incurred in connection therewith (including, but not limited to, attorneys, accounting and other professional fees and costs), which fees and costs shall be in addition to any other relief awarded by the court and regardless of whether array such action or proceeding is prosecuted to final judgment.

19.  EXPENSES, TAXES:

Each party shall be responsible for its own legal, accounting, and other similar expenses incurred in connection with transactions contemplated by this Agreement.

20.  NO BROKERS OR FINDERS FEES:

No person, firm or corporation has any right, interest, or valid claim against Platforms or InterMedia for any commission, fee, or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

21.  ASSIGNMENT:

Other than as provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

22.  TERMINATION:

This Agreement may be terminated by mutual agreement of the parties at any time.

23.  GOVERNING LAW:

This Agreement shall in respects of substantive issues be governed by, and enforced and interpreted in accordance with the laws of the State of California which are applicable to contracts wholly executed and wholly performed in said State.

24.  DESIGNATED FORUM FOR DISPUTE RESOLUTION:

Any litigation or other legal proceeding arising out of or related to this Agreement shall be instituted, maintained, heard and decided exclusively in any court of competent jurisdiction in Los Angeles County, California, and the parties hereto irrevocably submit to jurisdiction and venue in such county.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of August 30. 1999.

AMENDMENT AGREEMENT TO MODIFY PLATFORMS INTERNATIONAL CORPORATION AND INTERMEDIA VIDEO MARKETING CORP. ORIGINAL AGREEMENT DATED APRIL 6, 1998.

This executed Amendment Agreement is a formal modification addendum to the original Marketing Consulting Services Agreement between Platforms International Corporation and InterMedia Video Marketing Corporation, dated April 6, 1998. This Amendment Agreement addendum is hereby incorporated into the original Agreement of April 6, 1998, and it is hereby made an integral part thereof by reference. The same basic terms and conditions of the original Agreement of April 6, 1998 shall apply to this Amendment Agreement, including all indemnification provisions. All covenants, agreements, terms and conditions, representations and warranties contained herein shall survive the closing of the transactions contemplated by this Amendment Agreement. .

AGREED TO AND EXECUTED:

INTERMEDIA VIDEO                         PLATFORMS INTERNATIONAL
MARKETING GROUP                          CORPORATION


/s/  William C. Martin                   By: /s/  Howard A. Foote
William C. Martin                        Howard A. Foote
Sole Proprietor                          President & CEO